Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports Second Quarter 2007 Revenues and Earnings
PHOENIX, May 10, 2007 – Mesa Air Group, Inc. (NASDAQ-MESA) announced today a second quarter after tax loss of $24.0 million on gross operating revenues of $336.4 million. Total gross operating revenues for the second quarter of 2007 increased $24.4 million, or 7.8%, primarily as a result of the year-over-year increases in our regional jet fleet. Net income and earnings per share for the second quarter were a loss of $24.0 million and $0.54 per share on a diluted basis (all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $5.3 million and $0.14 per share for the same period of fiscal 2006. Pro forma net income for the quarter was $4.5 million, or $0.13 per share. Pro forma net income excluded after-tax non-cash losses on an equity investment of $2.2 million, net non-cash investment losses of $2.8 million and non-cash charges associated with the impairment of certain long-lived assets relating to our Delta and United code share agreements of $23.4 million. This compares to pro forma earnings of $12.9 million, or $0.30 per share for the comparable period of fiscal 2006.
Mesa’s second quarter results reflect the effect of a number of factors, the most significant of which are detailed below.
✓	Operational challenges associated with the effects of inclement weather and air traffic control in our United Express operations resulted in a total completion factor that was approximately 3% below that of our other operations. As a result, revenues were below plan and many of our expenses were not fully reimbursed. These operational challenges had the greatest effect on Mesa’s 50-seat United Express operations and resulted in a reduction in operating profit of approximately $4.7 million.

✓	Mesa’s maintenance expenses increased during the quarter on both a year over year basis as well as versus plan. The increase in maintenance was primarily a result of the following:
o	Mesa entered into a new power-by-the-hour engine memorandum of understanding covering all of our previously uncovered GE engines which resulted in $3.0 million more in power-by-the-hour expenses during the quarter than had Mesa paid for this covered maintenance at the time of event.

o	Contractual increases in our existing power-by-the-hour engine agreement with GE that increased costs $1.1 million.

o	Increased volume due to higher than anticipated usage in our United Express operations as well as contractual increases in our auxiliary power unit (APU) overhauls that resulted in $1.1 million more expenses than Mesa had planned.

✓	Mesa’s Air Midwest subsidiary saw an 11.6% reduction in average fare and higher than anticipated fuel expenses resulting in operating earnings $1.3 million below plan.

✓	Mesa’s Delta Dash-8 operation operated below plan, resulting in $0.7 million higher expenses during the quarter.

✓	Market conditions in Hawaii resulted in lower yields and as a result go!’s operating results were $0.7 million below plan.

✓	Effective January 1, 2007, United Airlines assumed responsibility for a portion of Mesa’s United Express fuel purchases. As a result, going forward Mesa’s revenues, as well as its fuel expenses, will be reduced by approximately 4.3 million gallons of fuel per quarter which represented approximately $8.4 million during the second quarter. Due to the pass-through feature of our contracts, this will not impact Mesa’s earnings.

✓	Due to certain operational events which occurred in the quarter Mesa evaluated the recoverability of certain long-lived assets resulting in pretax non-cash impairment charges totaling $37.7 million. The first totaled $31.7 million and was related to an incentive payment made to United ($25.3 million) and leasehold improvements on certain United aircraft ($6.4 million). The second totaled $6.0 million and was related to leasehold improvements on 12 aircraft being removed from service in the Delta code-share. These impairment charges are more fully discussed in the notes to financial statements below.
     Mesa is taking the following steps to address these issues:
✓	Mesa is in discussions with its partners, particularly United, to reduce the impact of irregular operations. There can be no assurance, however, that we will be successful in these efforts.

✓	Mesa and Delta have developed a joint plan to eliminate the JFK Dash 8 operations. Due to higher than anticipated costs associated with our Delta Dash-8 fleet, we have experienced losses which will now be avoided. The agreement reached with Delta calls for service to conclude by August 21. Mesa is currently evaluating a number of potential uses for the aircraft, including additional flying, subleasing to other carriers and returning the aircraft to the lessors early. There can be no assurance, however, that we will be successful in these efforts.

✓	Mesa is pursuing a number of different options with respect to its Air Midwest subsidiary. Such options would effectively significantly reduce its exposure to at-risk flying. Furthermore, when combined with the planned exit from its Delta Dash 8-100 operations, this could provide a significant number of qualified employees necessary to support Mesa’s growth over the next six to eighteen months.

✓	As previously disclosed, Mesa has signed a Memorandum of Understanding with Delta Air Lines covering the maintenance and repair of Mesa’s entire General Electric engine fleet not currently covered. As a result of this new engine maintenance agreement, Mesa expects to save over $100 million during its expected 12 year term and given our current projections for the remainder of Fiscal 2007, we expect to save more than $10 million from what we would otherwise have spent on a time and materials basis.

✓	Mesa has entered into discussions with GE to amend the terms of its current power-by-the-hour engine agreement in order to mitigate the effects of this year’s contractual increases. While the outcome of those discussions are currently unknown, this agreement expires in December of 2008, at which point these engines will be covered under the new, lower cost, Delta agreement.

✓	Mesa has recently negotiated lower rates with respect to APU overhauls that should reduce APU future overhaul costs and is in discussions with United that, if successful, is expected to reduce APU usage in our United Express operations.
Total Available Seat Miles (ASMs) for the second quarter of 2007 increased 4% from the second quarter of 2006, primarily as a result of an increase in the number of regional jets flown from 144 jets as of March 31, 2006 to 151 as of March 31, 2007. At March 31, 2007, Mesa’s fleet of regional jets was comprised of 95 50-seat regional jets, 18 70-seat regional jets and 38 86-seat regional jets (55 at US Airways/America West, 60 at United, 31 at Delta and 5 at go!). In addition to its regional jet fleet, Mesa operated 48 turboprops, including 16 37-seat DH8-200s (six at America West and ten at United), 12 37-seat DH8-100s (all 12 at Delta) and 20 B1900s (six at Mesa independent, 12 at US Airways and two at America West).
As of March 31, 2007, Mesa’s cash, marketable securities and debt investments were approximately $198.1 million, which includes $12 million of restricted cash.
Recent events:
Mesa announced that its Board of Directors has authorized Mesa to repurchase up to an additional 10 million shares of its outstanding common stock. The ten million shares subject to the newly authorized repurchase program are in addition to the 5.7 million shares remaining under the prior repurchase programs. During the second quarter of 2007, Mesa repurchased approximately 2.7 million shares at an average price of $7.64 for a total cost of $20.6 million.
Mesa reached an agreement with Delta for an amendment to and assumption of its existing Delta Connection Agreement, as well as for a new code share agreement to operate 14 CRJ-900 regional jet aircraft. The compensation structure for the new code share agreement is similar to the structure in the existing Delta Connection agreement, except (1) The CRJ-900 aircraft will be owned by Delta and leased to Mesa for a nominal amount and (2) no mark-up or incentive compensation will be paid on fuel costs above a certain level or on fuel provided by Delta. The amended code share agreement provides for, among other things: (1) the addition of six additional ERJ-145 aircraft to the scope of existing code share agreement for up to three years beginning immediately, (2) commencing in August 2008, the removal of eight of the original thirty ERJ-145 aircraft at a rate of three aircraft per month and (3) the receipt by Mesa of a general unsecured claim of $35 million as part of Delta’s bankruptcy proceedings in connection with the amendment. Mesa’s receipt of its general unsecured claim of $35 million is not included in the second quarter financial statements and will be reflected in income in the future at its fair market value.
Mesa and Delta Air Lines entered into a Memorandum of Understanding for the support Mesa’s CF34 engine program valued at approximately $300 million over the 12 year term of the agreement.
go!, the interisland Hawaii division of Mesa announced the expansion of its route network in Hawaii with the launch of go!Express, operated under a code share agreement with Mokulele Airlines.

Mesa announced that, based on monthly data published by the United States Department of Transportation (DOT), Mesa Airlines, operating as US Airways Express, ranked the number one on-time airline at Phoenix Sky Harbor International Airport in 2006.

Mesa’s operating statistics for the three months ended March 31,

	2007	2006	Change

Passengers	3,970,948	3,441,501	15.4
Available Seat Miles (000s)	2,267,858	2,185,602	3.8
Revenue Passenger Miles (000s)	1,675,132	1,599,381	4.7
Load Factor %	73.9	73.2	0.7	pts
Yield (cents)	20.2	19.5	3.6
Revenue per ASM (cents)	14.9	14.3	4.2
Operating Cost per ASM (cents) *	14.3	13.0	10.0
Operating Cost per ASM, excluding fuel expense (cents) *	9.7	8.3	16.9
Block Hours (000s)	156	135	15.6
Average Stage Length (miles)	361	403	(10.4)

*	Excluding one-time items
Mesa’s operating statistics for the six months ended March 31,

	2007	2006	Change

Passengers	7,952,239	6,930,917	14.7
Available Seat Miles (000s)	4,618,546	4,493,686	2.8
Revenue Passenger Miles (000s)	3,387,796	3,254,882	4.1
Load Factor %	73.4	72.4	1.0	pts
Yield (cents)	20.3	19.5	4.1
Revenue per ASM (cents)	14.9	14.1	5.7
Operating Cost per ASM (cents) *	14.2	12.9	10.1
Operating Cost per ASM, excluding fuel expense (cents) *	9.3	8.3	12.0
Block Hours (000s)	314	278	13.0
Average Stage Length (miles)	365	405	(9.9)

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Operating revenues:
Passenger	$332,675	$305,652
Freight and other	3,756	6,412

Gross operating revenues	336,431	312,064
Impairment of contract incentives	(25,324)	—

Total operating revenues	311,107	312,064
Operating expenses:
Flight operations	95,107	90,833
Fuel	105,103	103,157
Maintenance	72,684	47,606
Aircraft and traffic servicing	23,914	18,310
Promotion and sales	1,807	882
General and administrative	16,208	14,515
Depreciation and amortization	10,255	8,824
Bankruptcy settlement	(1,473)	—
Impairment of long-lived assets	12,367	—

Total operating expenses	335,972	284,127

Operating (loss) income	(24,865)	27,937
Other income (expense):
Interest expense	(9,490)	(8,710)
Interest income	3,902	2,600
Other expense	(8,108)	(13,229)

Total other expense	(13,696)	(19,339)

Income (loss) before taxes	(38,561)	8,598
Income tax (benefit) provision	(14,575)	3,310

Net (loss) income	$(23,986)	$5,288

Income (loss) per common share:
Basic	$(0.75)	$0.15
Diluted	$(0.54)	$0.14

Weighted average shares — basic	31,812	34,304
Weighted average shares — diluted	42,935	46,278

Dilutive interest on convertible debentures included in interest expense (after tax)	923	1,018

	Three Months Ended March 31,
	2007	2006
PRO FORMA (After tax):

Net (loss) income	$(23,986)	$5,288
Net loss on securities	5,043	405
Debt conversion costs	—	7,488
Gain on sale of aircraft	—	(268)
Impairment charges	23,445	—

Pro forma net income	$4,502	$12,913

Pro forma income per common share:
Basic	$0.14	$0.38
Diluted	$0.13	$0.30

Weighted average shares — basic	31,812	34,304
Weighted average shares — diluted	42,935	46,278
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended March 31,
	2007	2006
Operating revenues:
Passenger	$671,649	$621,066
Freight and other	12,395	14,615

Gross operating revenues	684,044	635,681
Impairment of contract incentives	(25,324)	—

Total operating revenues	658,720	635,681
Operating expenses:
Flight operations	191,829	180,697
Fuel	222,901	208,006
Maintenance	136,088	103,144
Aircraft and traffic servicing	45,289	34,520
Promotion and sales	3,380	1,654
General and administrative	33,670	32,906
Depreciation and amortization	20,965	18,007
Bankruptcy settlement	(2,093)	—
Impairment of long-lived assets	12,367	—

Total operating expenses	664,396	578,934

Operating (loss) income	(5,676)	56,747
Other income (expense):
Interest expense	(20,160)	(18,296)
Interest income	8,446	5,598
Other expense	(7,972)	(14,326)

Total other expense	(19,686)	(27,024)

Income (loss) before taxes	(25,362)	29,723
Income tax (benefit) provision	(9,389)	11,443

Net (loss) income	$(15,973)	$18,280

Net income (loss) per common share:
Basic	$(0.49)	$0.58
Diluted	$(0.32)	$0.48

Weighted average shares — basic	32,732	31,459
Weighted average shares — diluted	43,895	43,593

Dilutive interest on convertible debentures included in interest expense (after tax)	1,832	2,533

	Six Months Ended March 31,
	2007	2006
PRO FORMA (After tax):

Net (loss) income	$(15,973)	$18,280
Net loss on securities	4,973	583
Debt conversion costs	—	8,071
Gain on sale of aircraft	—	(268)
Impairment charges	23,445	—

Pro forma net income	$12,445	$26,666

Pro forma income per common share:
Basic	$0.38	$0.85
Diluted	$0.34	$0.67

Weighted average shares — basic	32,723	31,459
Weighted average shares — diluted	43,895	43,593
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

In accordance with FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company continually considers events or changes in circumstances that indicate the carrying amount of a long-term asset may not be recoverable. During the second quarter of 2007 the Company evaluated two such cases. In each instance the gross undiscounted cash flows related to a long-term asset was computed and found to be less than the carrying value of the long-lived asset. The fair market value of the two assets was then determined and an impairment charge equal to the excess of the carrying value over fair value was recorded, totaling $37.7 million.
The first impairment charge, totaling $31.7 million related to the unamortized balance ($25.3 million) of a $30.0 million nonrefundable cash incentive (“Incentive”) paid to a customer (United) in the first and second quarter of fiscal 2006, upon amending our code share agreement with United (the “Amendment”). The Amendment primarily allowed us to place 30 additional aircraft with United, bringing the total aircraft in the United code share to 70, and to extend the expiration dates under the existing code share agreement with respect to certain of the other aircraft. The Incentive was included in other assets and was being amortized as a reduction to revenue over the term of the amended code share agreement. Beginning with the second quarter of fiscal 2006 we began experiencing declining margins related to this code share and management initiated an operational analysis in the fourth quarter of fiscal 2006, which was completed in the second quarter of fiscal 2007. During the second quarter of fiscal 2007 the margins deteriorated further, resulting in management concluding that the Company will incur operating losses over the remaining term of the amended code share agreement. The analysis determined that these losses were due primarily to increases in (1) maintenance costs from certain contractual increases in maintenance support agreements that went into effect in the second quarter of fiscal 2007; (2) lower total completion factors primarily attributable to the locations from which we operate the additional 30 aircraft added in the amended code share agreement, resulting in higher operational costs and higher labor costs resulting from employee turnover and; (3) other underlying costs increasing at greater rates than we had originally anticipated when we entered into the amended code share agreement. In order to determine whether or not this asset was impaired, we computed the gross undiscounted cash flows related to this code share agreement and found them to be less than the asset’s unamortized balance of $25.3 million. The fair value of the asset was determined to be zero. Accordingly, an impairment charge was taken for the entire unamortized balance. We expect the negative cash flows experienced in the second quarter of fiscal 2007 from this code share agreement to continue at this level and could worsen in the future. The largest single item affecting the cash flows from this code share agreement are the 30 incremental 50-seat regional jets the Company added in early fiscal 2006. In addition, leasehold improvements related to certain aircraft under the United code share agreement were evaluated for recoverability and were determined to be impaired and accordingly an impairment charge was taken for the net book value totaling $6.4 million. Management is evaluating various alternatives to address the situation, however there can be no assurance that we will be successful in our efforts.
The second impairment charge, totaling $6.0 million related to the unamortized balance of leasehold improvements for 12 Dash 8-100 aircraft operating under one of our Delta code share agreement. During the second quarter of fiscal 2007, Delta exercised its right to reduce the number of aircraft in the code share agreement by notifying us of its intention to remove all 12 aircraft from service by September 2007. In order to determine whether or not this asset was impaired, we computed the gross undiscounted cash flows related to these aircraft and found them to be less than the leasehold improvements’ unamortized balance of $6.0 million. Based on the nature of these leasehold improvements the fair value of the leasehold improvements was determined to be zero. Accordingly, an impairment charge was taken for the entire unamortized balance. We expect the negative cash flows experienced during the second quarter of fiscal 2007 from this code share agreement to continue into the third and fourth quarter of fiscal 2007 when the aircraft are removed from service with Delta. At this time, unless alternative uses can be found for the aircraft, the Company anticipates that it will continue to incur the respective aircrafts’ lease costs until the aircraft are scheduled to be returned to their respective lessors in the first and second quarters of fiscal 2008. In addition to the negative operational cash flows we expect to incur additional costs for early termination with the lessor. These costs will be recognized when the aircraft are no longer in service (the “cease use date”). Management is evaluating various alternative uses for the aircraft, including additional flying or subleasing the aircraft to other lessors, however there can be no assurance that we will be successful in our efforts.
Mesa’s second quarter results will be discussed in more detail via teleconference on May 10, 2007 at 9.00 AM Pacific Time, 12:00PM Eastern Time. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 200 aircraft with over 1,300 daily system departures to 173 cities, 43 states, Canada, Mexico and the Bahamas. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreement with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This new operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona, and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com
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